EXHIBIT 99.3
Summary Pro Forma Combined
Oil, Natural Gas and Natural Gas Liquids
 Reserve Data

The following tables set forth summary pro forma information with respect to Vanguard's, Encore's, Parker Creek’s and the Permian Basin Acquisition’s pro forma combined estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2010. This pro forma information gives effect to the Encore, Parker Creek and Permian Basin acquisitions as if they had occurred on January 1, 2010. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

Estimated quantities of oil, natural gas and natural gas liquids reserves as of December 31, 2010
	Gas (MMcf)
	Vanguard historical (a)	Encore historical	Parker Creek Acquisition	Permian Basin Acquisition	Proforma Adjustments	Vanguard pro forma combined (b)
Net proved reserves
January 1, 2010	83,149	84,699	1,385	26,434	–	195,667
Revisions of previous estimates	(7)	(4,484)	–	5,583	–	1,092
Extensions, discoveries and other	76	–	–	–	–	76
Purchases of reserves in place	75,715	148	–	–	(75,384)	479
Production	(4,990)	(5,836)	(528)	(1,593)		(12,947)
December 31, 2010	153,943	74,527	857	30,424	(75,384)	184,367

	Oil and Natural Gas Liquids (MBls)
	Vanguard historical (a)	Encore historical	Parker Creek Acquisition	Permian Basin Acquisition	Proforma Adjustments	Vanguard pro forma combined (b)
Net proved reserves
January 1, 2010	9,963	28,930	5,216	1,473	–	45,582
Revisions of previous estimates	1,290	1,940	–	286	–	3,516
Extensions, discoveries and other	17	–	–	–	–	17
Purchases of reserves in place	33,251	10	–	–	(32,846)	415
Production	(892)	(2,227)	(1,023)	(73)	–	(4,215)
December 31, 2010	43,629	28,653	4,193	1,686	(32,846)	45,315

              (a) Includes the non-controlling interest in the Encore reserves of approximately 53.3% at December 31, 2010.
              (b) Includes Vanguard's, Encore's, Parker Creek’s and the Permian Basin Acquisition’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2010.

	Vanguard historical (a)	Permian Basin Acquisition	Vanguard pro forma combined (b)
Estimated proved reserves:
Natural Gas (MMcf)	153,943	30,424	184,367
Oil and Natural Gas Liquids (MBbls)	43,629	1,686	45,315
MBOE	69,286	6,757	76,043

Estimated proved developed reserves:
Natural Gas (MMcf)	119,313	28,621	147,934
Oil and Natural Gas Liquids (MBbls)	35,788	1,462	37,250
MBOE	55,673	6,232	61,905

             (a) Includes the non-controlling interest in the Encore reserves of approximately 53.3% at December 31, 2010.
             (b) Includes Vanguard's, Encore's, Parker Creek’s and the Permian Basin Acquisition’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2010.

The standardized measure of discounted future net cash flows relating to the combined proved oil, natural gas and natural gas liquids reserves at December 31, 2010 is as follows (in thousands):
	Vanguard historical (a)	Permian Basin Acquisition	Vanguard pro forma combined (b)
Future cash inflows	$3,670,000	$340,208	$4,010,208
Future production costs	(1,266,940)	(139,964)	(1,406,904)
Future development costs	(156,714)	(7,578)	(164,292)
Future net cash flows	2,246,346	192,666	2,439,012
10% annual discount for estimated timing of cash flows	(1,127,898)	(109,945)	(1,237,843)
Standardized measure of discounted future net cash flows	$1,118,448	$82,721	$1,201,169

             (a) The standardized measure includes approximately $596.1 million attributable to the non-controlling interest of Encore.
             (b) The pro forma standardized measure includes Vanguard, Encore, Parker Creek and the Permian Basin Acquisition.

For the December 31, 2010 calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average natural gas and oil price based upon the 12-month average price of $4.38 and $4.45 per MMBtu for natural gas for Vanguard historical and $79.40 and $79.43 per barrel of crude oil for Vanguard historical and Permian Basin Acquisition, respectively, adjusted for quality, transportation fees and a regional price differential.

The following are the principal sources of change in the combined standardized measure of discounted future net cash flows (in thousands):

	Vanguard historical (a)	Encore historical	Parker Creek Acquisition	Permian Basin Acquisition	Proforma Adjustments	Vanguard pro forma combined (b)
Sales and transfers, net of production costs	$(60,046)	$(125,869)	$(15,355)	$(11,738)	$–	$(213,008)
Net changes in prices and production costs	91,799	206,058	–	22,433	–	320,290
Extensions discoveries and improved recovery, less related costs	891	–	–	–	–	891
Changes in estimated future development costs	(9,476)	(10,818)	–	–	–	(20,294)
Previously estimated development costs incurred during the period	15,662	2,264	–	11,808	–	29,734
Revision of previous quantity estimates	16,728	42,576	–	16,188	–	75,492
Accretion of discount	17,867	49,450	–	5,359	–	72,676
Purchases of reserves in place	856,299	619	–	–	(831,748)	25,170
Change in production rates, timing and other	10,051	36,797	30,278	(14,923)	–	62,203
Net change in standardized measure	939,775	201,077	14,923	29,127	(831,748)	353,154
Standardized measure, January 1, 2010	178,673	494,501	121,247	53,594		848,015
Standardized measure, December 31, 2010	$1,118,448	$695,578	$136,170	$82,721	$(831,748)	$1,201,169

(a) The standardized measure includes approximately $596.1 million attributable to the non-controlling interest of Encore.
(b) The pro forma standardized measure includes Vanguard, Encore, Parker Creek and the Permian Basin Acquisition.